SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

September 26, 2005

THE EXPLORATION COMPANY OF DELAWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9120	84-0793089
(State of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

500 North Loop 1604 East, Suite 250
San Antonio, Texas	78232
(Address of principal executive offices)	(Zip Code)

(210) 496-5300
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into a Material Agreement

On September 26, 2005, the Registrant entered into an agreement with EnCana Oil & Gas (USA) Inc. (the Purchaser) to sell selected interests in its Maverick Basin holdings for a purchase price of US$80 million. The agreement is effective on September 1, 2005, subject to the successful completion of the due diligence and title review by EnCana and their acquisition of a third party's joint interest in the subject properties; and other contingencies common for a transaction of this type. EnCana Oil & Gas (USA) Inc. is an indirect wholly owned subsidiary of EnCana Corporation of Calgary, Alberta, Canada.

Terms of the purchase and sale agreement include:
s

The Purchaser will acquire interests in approximately 300,000 gross acres across the southern portion of TXCO's acreage. TXCO will retain an interest in two intervals, the Glen Rose formation under the entire block and the San Miguel formation in the Pena Creek field only.

s

The Purchaser will initially acquire an undivided 50 percent interest in approximately 220,000 gross acres across the northern portion of TXCO's Maverick Basin acreage below the Glen Rose formation, including the Pearsall and Jurassic formations. Within two years, or the joint drilling of 15 wells, whichever comes first, TXCO and the Purchaser will undertake to partition the lands with each retaining 100 percent in their respective partitioned lands. TXCO will retain all existing interests in the remaining shallow formations of the northern block, including the Glen Rose, Georgetown, McKnight, Eagleford, Austin Chalk, San Miguel and Olmos coalbed methane.

s

The Purchaser will acquire approximately 3 percent of TXCO's estimated proved reserves at June 30 and approximately 20 percent of TXCO's existing production at Sept. 1, primarily from the Georgetown formation.

s

Upon closing, TXCO will increase its working interest up to 100 percent in the oil and gas rights and related production facilities attributable to the Glen Rose formation across the southern block and retain its rights to the San Miguel formation on its Pena Creek field, as well as its extensive gas gathering and transmission pipeline assets.

s	TXCO will continue to hold interests in approximately 670,000 gross acres and approximately 470,000 net acres in the Maverick Basin after closing the transaction.

     Closing is subject to: the Purchaser's satisfactory completion of due diligence and title review; corporate approvals by both parties; the Purchaser's acquisition of a third party's joint interest in the subject properties; and other contingencies common for a transaction of this type. Purchase price is US$80 million. The effective date will be Sept. 1, 2005, with closing to occur no later than Sept. 30, 2005.

Item 7.01: Regulation FD

On September 27, 2005, the Registrant issued a press release entitled "The Exploration Company Announces $80 Million Asset Sale Pending". The press release summarizes the effect of the agreement signed on that date. Funds received are expected to be used to repay outstanding bank debt and redeemable preferred stock in full, with the remainder available for general corporate purposes and the continuation of our drilling program.

Item 8.01: Other Events

The Registrant's press release on September 27, 2005, also announced the conclusion of the board of directors' strategic alternatives review that began in December 2004.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

99	Press Release dated September 27, 2005, entitled "The Exploration Announces $80 Million Asset Sale Pending."

The information contained in this report under Item 7.01, including the exhibits, is intended to be furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 27, 2005

THE EXPLORATION COMPANY OF DELAWARE, INC.

/s/ P. Mark Stark

P. Mark Stark
Chief Financial Officer
(Principal Accounting and Financial Officer)